Exhibit 99

175 Ghent Road Fairlawn, Ohio 44333 www.omnova.com

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS REPORTS RECORD

FOURTH QUARTER EARNINGS TO CAP OFF A STRONG YEAR

•	Net income was $11.1 million, up $10.3 million compared to the fourth quarter of 2008.

•	Diluted earnings per share was $0.25, an improvement of $0.23 per share compared to the fourth quarter of 2008.

•	Volumes increased modestly compared to last year, reversing a trend of six consecutive quarterly declines.

•	Segment operating profit was $17.6 million, an increase of $12.7 million over the fourth quarter of 2008.

•	Net Debt was $111.2 million, a decline of $11.5 million during the quarter, with the leverage ratio improving to 2.0 versus 2.3 in the third quarter of 2009.

•	Fiscal 2009 cost reduction action increased to over $24 million.

FAIRLAWN, OHIO, January 18, 2010 - OMNOVA Solutions Inc. (NYSE: OMN) today reported net income of $11.1 million, or $0.25 per diluted share, for the fourth quarter ended November 30, 2009, compared to net income of $0.8 million, or $0.02 per diluted share, for the fourth quarter of 2008. Included in the fourth quarter of 2009 were restructuring, severance, asset impairment and other charges of $0.4 million, compared to $0.3 million in the fourth quarter of 2008.

Net sales decreased $30.8 million, or 14.0%, to $188.8 million for the fourth quarter of 2009, compared to $219.6 million for the fourth quarter of 2008. The fourth quarter decrease in sales was the result of lower selling prices of $30.1 million and foreign currency translation effects of $1.1 million, partially offset by improved volume of $0.4 million which included market share

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gains and penetration into new adjacent markets. Gross profit improved to $44.0 million, with margins of 23.3%, in the fourth quarter of 2009, compared to $34.6 million, and margins of 15.8%, in the fourth quarter of 2008. The margin improvement was primarily due to lower raw material costs and reduced manufacturing expenses.

“Our strong fourth quarter performance caps off a year in which the Company made enormous progress on many fronts, despite one of the worst global recessions in many decades. During the quarter, OMNOVA’s team of 2,300 associates executed upon a number of profitable initiatives including the commercialization of innovative new products, penetration of new adjacent markets, broad based cost reductions which now total over $24 million for the year, effective global raw material sourcing, and improved pricing strategies,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer.

“These actions contributed to record earnings and cash flow generation for the quarter and the year and create a strong foundation for the future. While economic uncertainties remain, including inflationary threats for some of our raw materials, we are encouraged as we enter 2010. Demand across most of our markets is improving, as volumes were positive year-over-year in the fourth quarter, and the Company is in the strongest financial position in our history,” McMullen added.

Selling, general and administrative expenses in the fourth quarter of 2009 were $25.6 million, compared to $25.5 million in the fourth quarter of 2008. The increase was driven by higher year-end incentive accruals. Interest expense in the fourth quarter of 2009 was $1.9 million, a decrease of $1.2 million compared to the fourth quarter of 2008, as a result of significantly lower average debt and interest rates. The weighted average cost of borrowing during the fourth quarter of 2009 was 4.5%, an improvement from 5.8% in the fourth quarter of 2008. The Company’s tax expense for the fourth quarter of 2009 was $1.1 million, compared to a benefit of $0.3 million in the fourth quarter of 2008 due primarily to increased foreign taxes as a result of higher profitability. The consolidated tax rate is substantially lower than the statutory rate mainly due to the utilization of domestic federal net operating loss carry forwards. The remaining balance as of November 30, 2009, for domestic federal net operating loss carry forwards was $131.8 million, with expiration dates between 2021 and 2030.

The Company’s Net Debt was $111.2 million at November 30, 2009, a decline of $11.5 million during the quarter. Debt of $144.1 million was comprised of a term loan facility with $142.3 million outstanding maturing in 2014 and $1.8 million of short-term debt in the Asian businesses. On November 30, 2009, there was no outstanding debt drawn on the Company’s revolving asset-based credit facility, and available borrowing capacity was $62.1 million. The

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quarter-end consolidated cash balance grew to $41.5 million, up $11.9 million from August 31, 2009.

EBITDA, as defined in the Company’s borrowing agreements for the calculation of the net leverage ratio, was $18.3 million for the fourth quarter of 2009. EBITDA for the twelve months ended November 30, 2009 was $55.0 million, compared to $47.8 million for the twelve months ended November 30, 2008. OMNOVA’s leverage ratio of Net Debt-to-EBITDA improved for the sixth consecutive quarter, ending at 2.0 on November 30, 2009, and well below the loan covenant maximum of 5.5. An explanation of how the Company defines EBITDA and Net Debt and reconciliations of EBITDA to income (loss) from continuing operations and Net Debt to total debt are provided in the Non-GAAP and Other Financial Measures section of this earnings release.

Consolidated Results for the Year Ending November 30, 2009 - Net sales decreased $173.0 million or 19.9%, to $696.4 million, compared to $869.4 million in 2008, driven by sale price declines of $68.7 million, lower volumes of 12.5% or $108.6 million, and foreign currency translation effects of $16.1 million, partially offset by $20.4 million incremental year-over-year sales from the Company’s Asian businesses.

Cost of goods sold for 2009 was $536.7 million, down $194.7 million versus 2008. The decrease was driven primarily by $106.8 million of lower raw material costs, lower volumes, and reduced manufacturing expenses. Gross profit increased to $159.7 million with margins of 22.9%, compared to $138.0 million and margins of 15.9% in 2008. Selling, general and administrative costs decreased $4.9 million to $99.9 million, primarily from cost reduction initiatives.

Interest expense decreased $4.9 million to $8.1 million in 2009 due to a significant reduction in debt and lower average borrowing rates. During the year, debt declined $44.2 million to $144.1 million and cash balances grew $24.1 million to $41.5 million.

Net income for 2009 was $26.2 million, or earnings per diluted share of $0.61, compared to a net loss of $2.2 million, or loss per diluted share of $0.05, in 2008. Included in the 2009 results are restructuring, severance, asset impairment and other charges of $2.8 million. Included in the 2008 net loss are restructuring, severance and other charges of $0.7 million.

Performance Chemicals - Net sales during the fourth quarter of 2009 decreased 16.1%, to $110.8 million, compared to $132.0 million in the fourth quarter of 2008. The decrease was driven by lower selling prices of $30.8 million and foreign currency translation effects of $0.5 million, which were partially offset by volume increases of $10.1 million or 7.7%. Segment operating profit was $14.0 million for the fourth quarter of 2009, up $3.8 million compared to the fourth quarter of 2008. The year-over-year operating profit improvement was driven by cost

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reduction actions in manufacturing and SG&A, lower raw material costs and higher volumes, partially offset by lower average selling prices.

For the first time since the first quarter of 2008, volumes increased on a year-over-year basis during the quarter. The Company’s industry-leading technology led to new business wins in several markets.

For the full year, Performance Chemicals sales of $396.8 million were down $124.8 million, or 23.9%, compared to $521.6 million in 2008. The sales decline was driven by lower selling prices of $72.0 million, volume declines of $47.2 million and unfavorable currency translation effects of $5.6 million. Operating profit in 2009 was $48.0 million with margins of 12.1% compared to $25.2 million and margins of 4.8% in 2008. Operating profit improved primarily due to lower raw material costs of $98.8 million and cost reduction actions, partially offset by lower pricing and volumes.

Decorative Products - Net sales were $78.0 million during the fourth quarter of 2009, a decrease of $9.6 million, or 11.0%, compared to the fourth quarter of 2008. However, Decorative Products’ Asian sales were up year-over-year to $27.0 million as compared to $26.2 million in the fourth quarter of 2008. The reduction in Decorative Products net sales resulted primarily from lower domestic volumes driven by weak demand, particularly in commercial wallcovering.

Segment operating profit for the fourth quarter of 2009 was $3.6 million, compared to a loss of $5.3 million for the fourth quarter of 2008. The Asian businesses generated operating profit of $1.9 million during the fourth quarter of 2009 as compared to a loss of $2.0 million for last year’s fourth quarter. Additional year-over-year segment operating profit improvement was driven by significant cost reduction actions, lower raw material costs and improved productivity, which were partially offset by lower volumes.

For the full year, Decorative Products sales were down $48.2 million, or 13.9%, to $299.6 million as compared to $347.8 million in 2008. The sales decrease is attributable to lower volumes of $61.4 million and unfavorable foreign currency translation effects of $10.5 million, partially offset by higher pricing of $3.3 million and $20.4 million incremental year-over-year sales from the Company’s Asian businesses. The Asian businesses were acquired in early 2008. In 2009, the Company recorded three additional months of Asian financial results as compared to the prior year, mainly due to the timing of the acquisition. Segment operating profit in 2009 was $1.6 million, compared to a loss in 2008 of $6.5 million. The improvement was driven primarily by operating profit of $5.8 million from the Asian businesses, which was $9.8 million better than 2008.

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Pension – During 2009, the Company froze future pension plan benefit accruals for all salary and non-union hourly employees, as well as union hourly employees at one facility. Changes in the market value of the pension plan assets and a decline in the discount rate used in the pension calculations resulted in a non-cash adjustment which increased the pension liability and decreased equity by $50.9 million. The Company will be required to make cash contributions to the pension trust beginning in 2010 under the provisions of the Pension Protection Act of 2006. The cash contribution in 2010 is estimated to be approximately $6.0 million. Pension expense in 2010 is expected to increase to $4.0 million compared to $2.5 million in 2009.

Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Tuesday, January 19, 2010, at 11:00 a.m. ET. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon ET, February 9, 2010. A telephone replay will also be available beginning at 1:00 p.m. ET on January 19, 2010, and ending at 11:59 p.m, ET on February 9, 2010. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 138596.

Non-GAAP and Other Financial Measures

Reconciliation of segment sales and operating profit to consolidated net sales and income (loss) before income taxes

Management reviews the information below in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management believes that this information is useful for providing the investor with an understanding of the Company’s business and operating performance.

(Dollars in millions)	Three Months Ended November 30,		Year Ended November 30,
	2009	2008	2009	2008
Performance Chemicals	$110.8	$132.0	$396.8	$521.6
Decorative Products	78.0	87.6	299.6	347.8

Total Sales	$188.8	$219.6	$696.4	$869.4

Segment Operating Profit (Loss)[1]
Performance Chemicals	$14.0	$10.2	$48.0	$25.2
Decorative Products	3.6	(5.3)	1.6	(6.5)
Interest expense	(1.9)	(3.1)	(8.1)	(13.0)
Corporate expense	(3.5)	(1.3)	(13.6)	(7.7)

Income (Loss) Before Income Taxes	$12.2	$.5	$27.9	$(2.0)

Capital expenditures	$5.0	$3.7	$10.4	$14.8

[1]

Segment operating profit for the three months ended November 30, 2009 included asset impairment charges of $0.4 million for Decorative Products and for the three months ended November 30, 2008 included restructuring and severance charges of $0.2 million. Segment operating profit for the year 2009 included asset write-offs of $0.7 million for Performance Chemicals and $0.4 million for Decorative Products, restructuring and severance charges of $0.2 million and $1.8 million for Performance Chemicals and Decorative Products, respectively, and $0.5 million of clean-up and repair costs related to the flood at the Decorative Products facility and for the year 2008 included restructuring and severance charges of $0.6 million. Also included in segment operating profit for the year 2009 is a pension curtailment loss of $0.2 million for Performance Chemicals and a gain of $0.7 million for Decorative Products. Management excludes these items when evaluating the results of the Company’s ongoing business.

Reconciliation of income (loss) from continuing operations to EBITDA and total debt to Net Debt

This earnings release includes EBITDA and Net Debt which are non-GAAP financial measures as defined by the Securities and Exchange Commission. EBITDA is calculated in accordance with the definition of Net Leverage Ratio as set forth in the Company’s $150,000,000 Term Loan Credit Agreement dated as of May 22, 2007 beginning with Income (Loss) from continuing operations and excluding charges for interest, taxes, depreciation and amortization, amortization of deferred financing costs, net earnings of joint ventures less cash dividends, net earnings of foreign subsidiaries less cash dividends, loss on debt transactions, gains or losses on sale or disposal of capital assets, loss from write-down of non-current assets, non-cash income or expense for the Company’s pension plans, gains or losses from changes in the LIFO reserve, and non-cash charges for the 401(k) company match and up to $2.0 million annually for restructuring, severance and non-recurring charges. Net Debt is calculated as total debt, outstanding letters of credit and the fair value of the interest rate swap if in a loss position less cash, cash equivalents and restricted cash. EBITDA and Net Debt are not measures of financial performance under GAAP. EBITDA and Net Debt are not calculated in the same manner by all companies and, accordingly, are not necessarily comparable to similarly titled measures of other companies and may not be an appropriate measure for comparing performance relative to other companies. EBITDA and Net Debt should not be construed as indicators of the Company’s operating performance or liquidity and should not be considered in isolation from or as a substitute for net income (loss), cash flows from operations or cash flow data which are all prepared in accordance with GAAP. EBITDA and Net Debt are not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP. Management believes that presenting this information is useful to investors because these measures are commonly used as analytical indicators to evaluate performance, measure leverage capacity and debt service ability, and by management to allocate resources. Set forth below are the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

(Dollars in millions)	Three Months Ended November 30,		Year Ended November 30,
Reconciliation of income (loss) from continuing operations to EBITDA	2009	2008	2009	2008
Income (Loss) from continuing operations	$11.1	$.8	$26.2	$(2.2)
Interest	1.8	2.9	7.5	12.3
Tax expense	1.1	(.3)	1.7	.2
Depreciation and amortization	5.7	5.9	22.9	23.9
Amortization of deferred financing costs	.1	.2	.6	.7
Net earnings of foreign subsidiaries less cash dividends	(1.9)	.1	(4.9)	—
(Gains) or losses on sale or disposal of capital assets	.2	(.2)	1.0	.1
Non-cash (income) or expense for pension plans	.6	.6	2.8	5.0
(Gain) or loss on change in LIFO reserve	(1.4)	6.2	(6.0)	6.5
Non-cash charge for 401(k) company match	.5	(.2)	1.2	1.2
Restructuring, severance and non-recurring charges	.5	.5	2.0	.1

EBITDA	$18.3	$16.5	$55.0	$47.8

(Dollars in millions) Reconciliation of total debt to Net Debt	November 30, 2009	November 30, 2008
Total debt	$144.1	$188.3
Outstanding letters of credit and interest rate swap	8.6	8.1
Cash and cash equivalents	(41.5)	(17.4)

Net Debt	$111.2	$179.0

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This press release includes “forward-looking statements” as defined by federal securities laws. These statements are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent management’s current judgment, belief, assumption, estimate or forecast about future events, circumstances or results and may address sales, profits, markets, products, customers, raw materials, financial condition, and accounting policies, among other matters. Words such as, but not limited to, “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic,” “likely,” “will,” “would,” “could,” and similar expressions or phrases identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in business generally and the markets in which the Company operates. Other risks and uncertainties are more specific to the Company’s businesses and operations. These risks and uncertainties and the achievement of expected results depend on many factors, some of which are not predictable or within the Company’s control. The occurrence of risk factors could adversely affect the Company’s results and, in some cases, such effect could be material.

Risk factors and uncertainties that may cause actual results to differ materially from expected results include, among others: economic trends affecting the economy in general and/or the Company’s end-use markets; prices and availability of raw materials including styrene, butadiene, vinyl acetate monomer, polyvinyl chloride, acrylics and textiles; ability to increase pricing to offset raw material cost increases; product substitution and/or demand destruction due to product technology, performance or cost disadvantages; loss of a significant customer; customer and/or competitor consolidation; customer bankruptcy; ability to successfully develop and commercialize new products; increased imports into and off-shoring production from North America; ability to successfully implement productivity enhancement and cost reduction initiatives; unexpected full or partial suspension of plant operations; the Company’s strategic alliance, joint venture and acquisition activities; loss or damage due to acts of war or terrorism, natural disasters, accidents, including fires, floods, explosions and releases of hazardous substances; stock price volatility; governmental legislative and regulatory changes, including changes impacting environmental compliance, pension plans, products and raw materials; compliance with extensive environmental, health and safety laws and regulations; rapid inflation in health care costs and assumptions used in determining health care cost estimates; risks associated with foreign operations including political unrest and fluctuations in exchange rates of foreign currencies; prolonged work stoppage resulting from labor disputes with unionized workforce; meeting required pension plan funding obligations; infringement or

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loss of the Company’s intellectual property; litigation and claims against the Company related to products, services, contracts, employment, environmental, safety, intellectual property and other matters arising out of the Company’s business and adverse litigation judgments or settlements; absence of or inadequacy of insurance coverage for litigation, judgments, settlements or other losses; availability of financing to fund operations at anticipated rates and terms; and loan covenant default arising from substantial debt and leverage and the inability to service that debt, including increases in applicable short-term borrowing rates.

All written and verbal forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by these risk factors. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation, and specifically declines any obligation other than that imposed by law, to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

OMNOVA Solutions Inc. is a technology-based company with 2009 sales of $696 million and a workforce of approximately 2,300 employees worldwide. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.omnova.com.

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OMNOVA SOLUTIONS INC.

Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended November 30,		Year Ended November 30,
	2009	2008	2009	2008
Net Sales	$188.8	$219.6	$696.4	$869.4

Cost of goods sold	144.8	185.0	536.7	731.4

Gross Profit	44.0	34.6	159.7	138.0

Selling, general and administrative	25.6	25.5	99.9	104.8
Depreciation and amortization	5.7	5.9	22.9	23.9
Restructuring and severance	.1	.2	2.1	.6
Fixed asset impairment	.4	—	1.1	—
Interest expense	1.9	3.1	8.1	13.0
Other expense (income), net	(1.9)	(.6)	(2.3)	(2.3)

	31.8	34.1	131.8	140.0

Income (Loss) Before Income Taxes	12.2	.5	27.9	(2.0)
Income tax (expense) benefit	(1.1)	.3	(1.7)	(.2)

Net Income (Loss)	$11.1	$.8	$26.2	$(2.2)

Income (Loss) Per Share
Basic net income (loss) per share	$.26	$.02	$.61	$(.05)

Diluted net income (loss) per share	$.25	$.02	$.61	$(.05)

OMNOVA SOLUTIONS INC.

Condensed Balance Sheets

(Dollars in millions, except per share amounts)

	November 30, 2009	November 30, 2008
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$41.5	$17.4
Accounts receivable, net	105.9	118.3
Inventories	37.5	46.1
Prepaid expenses and other	2.4	4.5
Deferred income taxes	—	1.5

Total Current Assets	187.3	187.8

Property, plant and equipment, net	141.9	153.7
Trademarks and other intangible assets, net	4.4	5.5
Deferred income taxes	1.2	—
Other assets	3.2	4.6

Total Assets	$338.0	$351.6

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Amounts due banks	$3.3	$6.2
Accounts payable	64.4	68.1
Accrued payroll and personal property taxes	16.4	13.0
Employee benefit obligations	2.6	3.2
Deferred income taxes	.9	—
Other current liabilities	4.0	3.4

Total Current Liabilities	91.6	93.9

Long-term debt	140.8	182.1
Postretirement benefits other than pensions	8.4	9.3
Pension liabilities	65.4	13.0
Deferred income taxes	.9	2.3
Other liabilities	15.8	14.4

Total Liabilities	322.9	315.0

Shareholders’ Equity
Preference stock - $1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock - $0.10 par value; 135 million shares authorized; 44.5 million and 43.9 million shares issued at November 30, 2009 and 2008, respectively	4.4	4.4
Additional contributed capital	314.1	311.8
Retained deficit	(219.9)	(245.4)
Treasury stock at cost; .1 million shares at November 30, 2009 and 2008	(.4)	(.6)
Accumulated other comprehensive loss	(83.1)	(33.6)

Total Shareholders’ Equity	15.1	36.6

Total Liabilities and Shareholders’ Equity	$338.0	$351.6